SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12B-25

                                                Commission File Number 000-17288

                           NOTIFICATION OF LATE FILING

(Check One):  [X] Form 10-K   [ ] Form 11-K   [ ] Form 20-F   [ ] Form 10-QSB
              [ ] Form N-SAR

For Period Ended:                      SEPTEMBER 30, 1998
                 ---------------------------------------------------------------

[   ] Transition Report on Form 10-K     [   ]  Transition Report on Form 10-Q
[   ] Transition Report on Form 20-F     [   ]  Transition Report on Form N-SAR
[   ] Transition Report on Form 11-K

For the Transition Period Ended:
                                ------------------------------------------------

            READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

            Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

            If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                         PART I. REGISTRANT INFORMATION

Full name of registrant TIDEL TECHNOLOGIES, INC.
                        --------------------------------------------------------

Former name if applicable
                         -------------------------------------------------------


                     5847 SAN FELIPE, SUITE 900
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Address of principal executive office (STREET AND NUMBER)

                     Houston, Texas 77057
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City, State and Zip Code

                        PART II. RULE 12B-25 (B) AND (C)

            If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X]         (a)         The reasons  described in reasonable  detail in Part III
            of this form could not be eliminated without unreasonable effort or expense;

[X]         (b)         The   subject   annual   report,   semi-annual   report,
            transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]         (c)         The accountant's  statement or other exhibit required by
            Rule 12b-25(c) has been attached if applicable.

                               PART III. NARRATIVE

            State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

            The Registrant was unable to file the Form 10-K for the year ended September 30, 1998 (the "Report") without unreasonable effort or expense due to the related delays in gathering information for inclusion in the Report associated therewith.

                           PART IV. OTHER INFORMATION

            (1) Name and telephone number of person to contact in regard to this notification

       LEONARD L. CARR, JR.              (713)                783-8200
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           (Name)                     (Area Code)         (Telephone number)


            (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the
Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                  [X] Yes [ ] No

            (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?


                                                                  [ ] Yes [X] No

            If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made. See attachment.

                            Tidel Technologies, Inc.
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                  (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date         DECEMBER 29, 1998                   By  /S/ LEONARD L. CARR, JR.
     -----------------------------------             ---------------------------
                                                     Name: Leonard L. Carr, Jr.
                                                     Title: Secretary

            INSTRUCTION. The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.